Item  77E   Legal  Proceedings -  Morgan  Stanley  American
Opportunities Fund (the "registrant")


On  July  31,  2002, a complaint was filed  in  the  United
States District Court for the Southern District of New York
by  a  shareholder  of  the Registrant  on  behalf  of  the
Registrant against Morgan Stanley Investment Advisors  Inc.
and  Morgan  Stanley  Distributors Inc. (collectively,  the
"Defendants") alleging breach of fiduciary duty in  respect
of  the  Defendant's compensation .  Plaintiff alleges  the
Registrant's  trustees are not independent as required  and
seeks  a  declaration  that the investment  management  and
distribution  agreement  between  the  Registrant  and  the
Defendants  are  void.    Plaintiff also alleges  that  the
investment management and distribution fees were  excessive
and  seeks  damages equivalent to the investment management
and   distribution  fees  paid  to  the  Defendants.    The
Defendants believe that the lawsuit has no merit and have moved to dismiss the action. The ultimate course of this matter is not presently determinable and no provision has been made in the Registrant's financial statements for the effect, if any, of such a matter.

The   Investment   manager,  certain  affiliates   of   the
Investment Manager and certain investment companies advised
by  the Investment Manager or its affiliates, including the
Registrant, are named as defendants in a number of recently
filed,  similar class action complaints.  These  complaints
generally allege that defendants, including the Registrant,
violated   their   statutory  disclosure  obligations   and
fiduciary duties by failing properly to disclose  (i)  that
the  Investment  Manager  and  certain  affiliates  of  the
Investment Manager allegedly offered economic incentives to
brokers  and others to steer investors to the funds advised
by  the  Investment Manager or its affiliates  rather  than
funds  managed by other companies, and (ii) that the  funds
advised  by  the  Investment  Manager  or  its  affiliates,
including   the   Registrant,  allegedly   paid   excessive
commissions to brokers in return for their alleged  efforts
to  steer  investors to these funds.  The complaints  seek,
among   other  things,  unspecified  compensatory  damages,
rescissionary  damages,  fees and  costs.   The  defendants
intend to move to dismiss these actions and otherwise vigorously to defend them. While the Registrant believes that is has meritorious defenses, the ultimate outcome of these matters is not presently determinable at this early stage of the litigation, and no provision has been made in the Registrant's financial statements for the effect, if any, of these matters.